Exhibit 10.23

NORDSTROM, INC. EXECUTIVE SEVERANCE PLAN

(Effective December 31, 2019)

I.    INTRODUCTION.

A.    Purpose. The purpose of the Nordstrom, Inc. Executive Severance Plan (“the Plan”) is to provide Employees of Nordstrom, Inc. (“the Company”) or its subsidiaries and affiliates (“Affiliates”) who qualify as Eligible Employees under this Plan with severance benefits upon their separation. For purposes of this Plan, an Affiliate of the Company means any other U.S. or Puerto Rico entity owned or controlled by the Company, unless such Affiliate is designated by the Company as not eligible to participate in the Plan. The Plan does not apply to any employment terminations other than those expressly described below.

The Plan is intended to constitute an unfunded severance pay welfare plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

B.    Plan Governance.

1.    Plan Sponsor and Administrator. The Company is the "Plan Sponsor" and the "Plan Administrator." The Company’s Chief Human Resources Officer and the Company’s department responsible for benefits provided under this Plan, currently the Compensation Department (the “Department”), have been selected to assist the Company in its day-to-day responsibilities with respect to the Plan. The Company is the named fiduciary charged with responsibility for administering the Plan; the Administrative Committee is the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits. The Administrative Committee, with the advice of the Company, will make such rules and computations and will take such other actions to administer the Plan as the Committee deems appropriate. The address of the Administrative Committee is: Nordstrom, Inc., C/O Compensation, PO Box 12338, Seattle, Washington 98111-9100.

a.    Company's Discretion. As Plan Administrator, the Company has the sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant and/or deny any and all claims for benefits, and to determine all issues relating to eligibility for benefits. All actions taken by the Company, or its delegate, as Plan Administrator, will be conclusive and binding on all persons having any interest under the Plan, subject only to the provisions of Article IX. All findings, decisions and determinations of any kind made by the Plan Administrator or its delegate shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner.

b.    Delegation of Authority. The Company may delegate all or part of its responsibilities, authority and discretion under the Plan to other persons. The duties of the Company under the Plan will be carried out in its name by its officers, directors and employees. Any such delegation shall carry with it the full discretion and authority vested in the Company under Paragraph I.B.1., above. As of the Effective Date of the Plan, the Company has delegated the day-to-day administration of the Plan to the Department under the direction of the Company’s Chief Human Resources Officer and the responsibility for adjudicating the appeal of a denied claim under the Plan’s claims procedures to its Administrative Committee.

2.    Administrative Committee. The Plan Administrator may appoint an "Administrative Committee," consisting of one or more individuals who may (but need not) be employees of the Company. The Administrative Committee will be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits. The Administrative Committee appointed by the Plan Administrator shall be empowered with the same level of authority and discretion as that set forth in Paragraph I.B. As of the Effective Date, the Administrative Committee for purposes of any individual designated by the Company as a Section 16 executive or reporting person for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, shall be the Compensation, People and Culture Committee of the Board of Directors of the Company. The Administrative Committee for all other employees shall be the Company’s Chief Human Resources Officer and the Human Resources Executive, reporting to the Chief Human Resources Officer, who has responsibility for the Department.

II.    ELIGIBLE EMPLOYEES.

A.    Eligibility Criteria. Each Section 16 Officer of the Company or an Affiliate, who meets all of the following conditions will be considered an Eligible Employee, entitled to elect to participate in and receive benefits under the Plan upon satisfying the participation requirements contained in Article III of this Plan:

1.    The Employee is not employed under a written contract of definite or indefinite duration;

2.    The Employee is not eligible to receive benefits under any other severance program or arrangement established or provided by the Company or an Affiliate;

3.    The Employee has not accepted an offer under any early retirement incentive plan, program, policy or arrangement sponsored by the Company;

4.    The Employee is not a “Named Executive Officer” as defined in Item 402 of Securities and Exchange Commission Regulation S-K with the last name of Nordstrom;

5.     If the Employee is employed by or through a divested business group (including a store, facility, department or division), the Employee is not offered employment by the purchaser of a divested business group in the same or an equivalent position, regardless of whether such offer is part of the agreement between the Company and the purchaser of that business.

B.    Employee Defined - Ineligible Employees. All other Employees of the Company or its Affiliates not specifically described herein are not eligible to participate in the Plan and shall not be deemed an Eligible Employee. For this purpose, an Employee is defined as an individual who is classified by the Company or an Affiliate as being employed for regular employment. Individuals who are either hired by the Company for short-term work of a limited duration with an expected end date or other individuals classified by the Company (or an Affiliate) as either an independent contractor or employee of a nonaffiliated entity rather than as an employee of the Company or an Affiliate, shall not be considered Employees for purposes of this Plan, regardless of whether such individual is later determined by a court or a governmental administrative agency to be an employee of the Company or an Affiliate.

III.    PARTICIPATION/ELIGIBILITY FOR BENEFITS.

A.Participation. An Eligible Employee who commences participation in this Plan is called a “Participant.” Participation in the Plan will commence upon the Eligible Employee’s proper and timely execution of a non-competition and non-solicitation agreement, the form and content of which will be determined by the Company. An Eligible Employee who is not on the Executive Team (as defined by the Company) shall not be subject to the non-competition agreement but will be required to properly and timely execute a non-solicitation agreement, the form and content of which will be determined by the Company. An Eligible Employee who does not execute the applicable agreement within the timeframe established by the Company shall not become a Participant and will be ineligible for benefits under the Plan.

A Participant must be involuntarily terminated from employment and must properly and timely execute a release of all claims (“Release”) without any alteration, addition or deletion as a condition of receiving the benefits described in Section IV. A Participant's participation will terminate on the date the Participant receives payment of all of the Participant's Cash Severance Benefits under the Plan or, if earlier, on the date the employee's eligibility expires.

1.     Form of Release. The form and content of the Release will be determined by the Company. Such Release shall be effective according to its terms.

2.    Timing of Release. The Eligible Employee may, as determined by the Company as appropriate, have a period of time to review and sign the Release and return it to the Company. For any period required by law after the Eligible Employee signs the Release, the Eligible Employee may revoke it, and it shall not be effective or enforceable until the revocation period expires. The filing of a claim under the Plan’s claim procedure (Article IX), shall toll any time requirement for signing and returning the Release until the claims procedure has been exhausted. If the Eligible Employee fails to sign and return the Release to the Company within the time and in the manner described herein, he or she will no longer be eligible for this Plan. For purposes of this paragraph, a Release is considered “returned” to the Company if it arrives within 5 days of the end of the period of time specified by the Company.

B.    Loss of Eligibility. A Participant in the Plan will lose any rights he or she may have to benefits under the Plan, and his or her participation in the Plan will cease if, before the scheduled date of the Participant’s employment termination, the Participant:

1.    Is terminated for cause. For this purpose, a termination for cause shall be defined as either a failure of the Employee to perform his/her duties at a level reasonably expected by the Company or as any form of misconduct, which shall include but not be limited to acts of dishonesty, poor judgment, insubordination, negligence, discrimination or harassment, or any violation of law or of the Company’s policies or performance standards. The Company shall have the sole discretion to determine whether a termination was “for cause.”

2.    Fails to abide by such terms and conditions as the Company has established as a condition for participation in, or payment of benefits from, the Plan, provided such terms and conditions have been set forth in any eligibility notice provided to Participant.

3.    Dies or becomes disabled. For this purpose, a Participant will be considered Disabled under this Plan where such Participant receives a Social Security disability award or such Participant becomes eligible to receive long-term disability benefits under a group disability plan sponsored by the Company or an Affiliate.

4.    Has voluntarily resigned from the Company.

IV.    PLAN BENEFITS.

This Article IV sets forth the benefits provided to Participants under the Plan who are involuntarily terminated. For purposes of this provision, a Participant will be deemed to be involuntarily terminated if, among other things, the Participant terminates employment following a material diminution (at least 50%) of the Participant’s duties and responsibilities.

The benefits provided under the Plan include the following: (a) Cash Severance Benefits, (b) Medical/Dental Premium Assistance Benefits, and (c) Outplacement Benefits. The Company also may provide additional severance benefits to a Participant under this Plan, based on the particular circumstances surrounding that Participant’s termination.

A.    Cash Severance Benefits.

1.    Severance Benefit Amount. A Participant will receive the Cash Severance Benefit amount specified in the Schedule of Benefits, based on his or her designated Management Level and Pay. Cash Severance Benefits will be calculated using a Participant’s “Pay” as defined in section IV.A.3.

2.    Payments. A Participant’s Cash Severance Benefits under the Plan will be paid as a lump-sum payment as soon as administratively practicable following the later of: (i) the date the Company receives a properly executed and timely Release, or (ii) the expiration of any revocation period provided for in the Release. Subsequent payments, if any, will be made as soon as administratively practicable.

3.    Pay. A Participant’s “Pay” for the purposes of calculating the Cash Severance Benefit means a Participant’s “Monthly Pay” (as defined in section IV.A.3.b), using the rate of Pay in effect on the Benefits Determination Date. Compensation paid to a Participant during a time period that the Participant temporarily continues in the same or another position at the request of the Company for a limited period of time following his or her originally scheduled Separation Date shall not be considered for “Pay” determination purposes. If the Participant is notified of their eligibility while on an approved leave of absence, “Pay” will be the rate of pay in effect during the pay period immediately preceding their leave of absence, if higher than the rate of pay in effect on the Benefit Determination Date.

a.    Benefits Determination Date. For purposes of this section, “Benefit Determination Date” is the date that an Employee is notified of their involuntary termination, unless the Company’s Chief Human Resources Officer exercises discretionary authority to establish an alternative Benefit Determination Date in writing.

b.    “Monthly Pay” Defined. A Participant’s “Monthly Pay” under this Paragraph IV.A.3.b, will shall be the Participants Annual Salary divided by twelve (12).

c.    Annual Salary. A Participant’s “Annual Salary” for the purposes of this Plan shall be the Participant’s annual base salary (at the rate in effect on the Benefits Determination Date). “Annual Salary” shall exclude bonuses, equity compensation (such as stock options, performance share units, restricted stock, or other forms of equity-based compensation), and other supplemental pay or allowances provided by the Company to the participant.

4.    Withholding. The Company will withhold applicable federal, state and local taxes and other deductions from any and all payments made under the Plan.

5.    Offsets: A Participant’s Cash Severance Benefits under this Plan will be reduced, dollar for dollar, by the following amounts, if applicable:

a.    WARN.     All amounts paid to the Participant in lieu of any required notice under the Worker Adjustment and Retraining Notification Act or its state or local law equivalents;

b.    SERP.    The Participant’s gross monthly benefit under the Supplemental Executive Retirement Plan (SERP), calculated prior to any reduction under the SERP for Company contributions to its 401(k) Plan & Profit Sharing and Executive Deferred Compensation, multiplied by the total number of months covered by the Severance Period (as defined in Paragraph IV.D.1, below).

c.    Amounts Due to the Company:    Any indebtedness of the Participant to the Company or an Affiliate, where the indebtedness arose out of the employment relationship between the Participant and the Company or Affiliate. Examples of indebtedness include but are not limited to: (1) any relocation benefits received by the Participant that are subject to repayment under the terms of a Company or Affiliate policy and/or an agreement between the Participant and the Company or Affiliate, and (2) any signing, retention or other bonus paid to the Participant that is subject to repayment under the terms of a Company or Affiliate policy and/or an agreement between the Participant and the Company or Affiliate.

d.    Amounts Paid Under State or Local Law: All amounts paid to the Participant under any federal, state, or local laws, including but not limited to laws that provide for payment to employees at separation of employment.

B.    Medical/Dental Premium Assistance Benefit. Upon termination from the Company, the Participant shall have such rights to continue coverage under any Company- (or Affiliate-) sponsored health care plans (i.e., medical and dental) as are provided by Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and Section 602 of ERISA (“COBRA”). In addition to the Cash Severance Benefit, a Participant may be eligible for benefits under subparagraph 1 or 2 below. The Participant will not be entitled to benefits under this paragraph if the Participant is not covered by any of the Company or Affiliate’s health care plans as of the Benefits Determination Date. If the Participant is notified of their eligibility while on an approved leave of absence, the Participant’s health plan eligibility will be determined as of the pay period immediately preceding their approved leave of absence. Additionally, the Participant will not be entitled to benefits under this paragraph if he/she is eligible to participate in the Company’s Retiree Medical Plan.

1.    COBRA Continuation Payments. Unless the Company elects in its discretion to provide benefits under subparagraphs 2 below, the Company shall pay to the Participant, in a single lump sum (with applicable withholdings), an amount equal to the required COBRA premium of the Participant’s (and his or her enrolled dependents’) group health plan coverage in effect at the Benefit Determination Date for the time period specified in the Schedule of Benefits, not to exceed 18 months. Such amount shall be reduced by what would have been the Employee’s active Plan contribution for this coverage had she or he remained employed as of the Benefits Determination Date. Such payments shall be made on the same date as Cash Severance Benefit. If the Participant is eligible for and elects COBRA coverage, he or she shall be required to pay the entire COBRA premium for any period of coverage elected. Nothing in this Plan shall be construed as extending the Participant’s (or his or her dependents’) maximum period of coverage provided under COBRA or other applicable continuation coverage law.

2.    Health Benefits After Termination. In its sole discretion, the Company may elect to provide benefits under this subparagraph 2 in lieu of the benefits described in subparagraph 1.

a.    Payment for Coverage. For any Company (or Affiliate) sponsored employee health care plans in which the Participant elects COBRA, the Company will take appropriate steps to continue the Member's participation in each of those plans, by paying the Company's (or Affiliate’s) active plan contribution amount for the Participant’s (and his or her dependents') coverage for a period specified in the Schedule of Benefits, not to exceed 18 months. The Company’s payment under this paragraph shall be based on the health care plan coverage and the corresponding Company contribution as of the Benefits Determination Date. During this period, the Participant will be required to pay for any such COBRA continuation coverage elected by the Participant at the same level and on the same basis as the Participant's contribution to group health plan coverage for active employees. Thereafter, the Participant shall be responsible for the entirety of any COBRA premium obligations required to continue group health plan coverage under the terms of those plans.

b.    Period of Continuation Coverage. The entirety of the group health benefits provided under paragraph 2.a above, after the date that the Participant (and his or her qualifying dependents) would otherwise have lost coverage, will be counted against the maximum period of coverage provided under COBRA.

C.    Outplacement Assistance. Outplacement assistance will be provided to eligible Participants at the level and for the specified length of time provided in the Schedule of Benefits. The outplacement assistance offered under this Plan will be provided by a provider chosen by the Company, and the Company will directly pay the outplacement provider for the benefit offered under this Plan. Participants will not be eligible to commence outplacement assistance until the Company receives the signed Release, unless the Chief Human Resources Officer approves the outplacement assistance being commenced early. The Participant must initiate outplacement assistance within 90 days following the effective date of the signed Release unless the Chief Human Resources Officer determines that circumstances beyond the Participant’s control prevented them from initiating services. Participants who do not elect to utilize outplacement services will not receive any payment in lieu of the declined services.

D.    Subsequent Re-employment.

1.    Re-employment During Severance Period. If an Employee satisfies all of the conditions for eligibility and participation set forth in Articles II and III, except that he or she accepts an offer of employment with the Company or an Affiliate prior to the end of the period for which he or she has received or will receive Cash Severance Benefits under the Plan, or such other period to the extent discretely determined with respect to an Approved Employee Group (the "Severance Period"), then the employee will be considered a Participant under the Plan only to the extent of the employee's period of actual separation from service with the Company. Except in the case of temporary short-term reemployment anticipated to be of a duration of no more than five (5) consecutive weeks, a re-employed Participant will be required to repay the prorated portion of any Cash Severance Benefits received for the duration of their Severance Period during which they are actively at work for the Company. To eliminate the possibility of duplicative payments, a Participant’s agreement to repay such amounts (if any) may be obtained, with his or her total repayment to be concluded prior to reemployment, or within a reasonable time after his or her reemployment as approved by the Department.

2.    Reemployment After Severance Period. Participants who are subsequently re-employed by the Company after the Severance Period (defined in Paragraph IV.D.1) will not be required to repay any Cash Severance Benefits.

3.    New Hire Date. In the event of a Participant’s reemployment with the Company, such reemployed Participant’s service date will not be restored for the purpose of this Plan.

E.    Administration of Benefits.

1.    Welfare Plan Under ERISA. The Plan is intended to be an employee welfare benefit plan governed by ERISA. Therefore, in accordance with 29 CFR § 2510.3-2(b), the following rules apply to benefits paid under the Plan:

a.    Payments are not contingent, directly or indirectly, on a Participant’s retirement;

b.    The total amount of payments under this Plan cannot exceed the equivalent of twice the Participant’s annual compensation during the year immediately preceding the Participant’s termination of employment; and

c.    All payments to the Participant under the Plan are completed within 24 months after the Participant’s termination of employment.

2.    Compliance with Code Section 409A. It is intended that benefits provided under the Plan will qualify for exemptions contained in final regulations under Code Section 409A. Therefore, severance benefits will be paid according to the following rules.

a.    Cash Severance Benefits and Medical/Dental Premium Assistance.

(i)    Exempt Payments. Cash Severance Benefits and Medical/Dental Premium Assistance are exempt from Code Section 409A to the extent that they satisfy both of the following conditions:

(a)    Amount. The payments do not exceed two times the lesser of (A) the Participant’s annualized compensation based on the Participant’s annual rate of pay for services performed during the calendar year preceding the calendar year in which the Participant terminates employment, or (B) maximum amount that can be taken into account under a qualified retirement plan pursuant to Code Section 401(a)(17) for the year in which the Participant terminates employment.

(b)    Duration. The payments are completed by the last day of the second calendar year following the calendar year in which the Participant terminates employment.

(ii)    Non-Exempt Payment. To the extent that a payment amount does not qualify for exemption from Code Section 409A under Paragraph IV.E.2.a.(i), then that amount is subject to the following rules:

(a)    Time and Form of Payment-General Rule. The amount will be paid in the form of a single lump sum within 90 days after the Participant’s termination of employment, provided that the Participant may not designate the taxable year of payment.

(b)    Delay for Key Employees. If the Participant is a “key employee,” as defined in the Company’s Executive Deferred Compensation Plan, then the amount will be paid in a single lump sum during the seventh month after the Participant’s termination of employment.

b.    Outplacement Assistance. Outplacement Assistance will not be provided for periods beyond the last day of the second calendar year following the calendar year in which the Participant’s involuntary termination occurred, provided that all reimbursements must be paid not later than the third calendar year following the calendar year in which the Participant’s Involuntary Termination occurred.

V.    PAYMENTS TO AND FROM THE PLAN.

The benefits under the Plan will be paid from the general assets of the Company, and all Employees eligible for benefits under the Plan will be no more than unsecured general creditors of the Company. Nothing contained in the Plan will be deemed to create a trust of any kind for the benefit of the Employees, or to create any fiduciary relationship between the Company and the employees with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Company chooses to use for advance funding will nevertheless constitute assets of the Company and will not cause this to be a funded plan within the meaning of any section of ERISA.

VI.    AMENDMENT AND TERMINATION.

The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no such amendment or termination will affect the right to any unpaid benefit of any Eligible Employee who became entitled to such benefits prior to such amendment or termination. The Board of Directors has the authority to amend or terminate the Plan. The Compensation, People and Culture Committee has the authority to amend the Plan. The Company’s Chief Human Resources Officer has the authority to approve technical, administrative, and compliance amendments. Notwithstanding the preceding, no amendment or termination of the Plan that reduces benefits under the Plan shall become effective until a date that is 12 months following the date such amendment or termination is adopted.

VII.    NON‑ALIENATION OF BENEFITS.

Except to the extent specifically provided by the Company, no benefit under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment, levy, execution or charge, and any attempt to do so will be void.

VIII.    LEGAL CONSTRUCTION.

This Plan will be construed in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of Washington. In the event that any provision of this Plan shall be finally deemed to be unenforceable, such provision shall be deemed to be severable from this Plan, but every other provision of this Plan shall remain in full force and effect.

IX.    CLAIMS, INQUIRIES AND APPEALS.

A.    Benefit Claims and Inquiries.

All benefit claims, and all inquiries concerning the Plan or present or future rights to benefits under the Plan, must be submitted to the Plan Administrator in writing and addressed as follows: "Nordstrom, Inc., Plan Administrator Under the Nordstrom Separation Program, Compensation, P.O. Box 12338, Seattle Washington 98111-9100." A benefit claim or inquiry must be signed by the Employee.

B.    Denial of Claims.

In the event that any benefit claim is denied in whole or in part, the Plan Administrator will notify the claimant in writing of such denial and of the right to review thereof. Such written notice will set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provision on which such denial is based, a description of any information or material necessary to perfect the claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure. Such written notice will be given to the claimant within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time of up to ninety (90) additional days for processing, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim. If written notice of denial of the claim for benefits is not furnished within the time specified in this Paragraph IX.B, the application will be deemed denied, and the claimant will be permitted to appeal such denial in accordance with the Review Procedure set forth below.

C.    Appeal: Requests for a Review.

Any person whose claim for benefits is denied (or is deemed denied) in whole or in part, or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the claim to the Administrative Committee within sixty (60) days after receiving written notice of such denial from the Plan Administrator (or, in the case of a deemed denial, within sixty (60) days after the application is deemed denied). The Plan Administrator will give the claimant or such representative an opportunity to review pertinent documents that are not privileged in preparing a request for a review. A request for review must be in writing and must be addressed as follows: "Plan Administrator Under the Nordstrom Separation Program, C/O Nordstrom Compensation, P.O. Box 12338, Seattle, Washington 98111-9100." A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The Administrative Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

D.    Decision on Review.

The Administrative Committee will act on each request for review within sixty (60) days after receipt thereof unless special circum-stances require an extension of time, up to an additional sixty (60) days, for processing the request. If such an extension for review is required, written notice of the extension will be furnished to the claimant within the initial 60-day period. The Administrative Committee will give prompt, written notice of its decision to the claimant and to the Plan Administrator. In the event that the Administrative Committee confirms the denial of the benefits in whole or in part, such notice will set forth, in a manner calculated to be understood by the claimant, the specific references to the Plan provisions on which the decision is based. If written notice of the Administrative Committee’s decision is not given within the time prescribed in this Paragraph IX.D., the application will be deemed denied on review.

E.    Rules and Procedures.

The Company as Plan Administrator, and the Administrative Committee, as applicable, may establish such rules and procedures, consistent with the Plan and with ERISA, as may be deemed necessary or appropriate in carrying out their responsibilities under this Article IX. The Administrative Committee may require a claimant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at his or her own expense.

F.    Exhaustion of Remedies.

No legal action for benefits under the Plan shall be brought unless and until the claimant (1) has submitted a written benefit claim in accordance with Paragraph IX.A above, (2) has been notified by the Plan Administrator that the application is denied, (3) has filed a written request for a review of the benefit claim in accordance with Paragraph IX.C., above and (4) has been notified in writing that the Administrative Committee has affirmed the denial of benefits; provided that legal action may be brought after the Plan Administrator or the Administrative Committee has failed to take any action on the claim within the time prescribed by Paragraphs IX.B or IX.D., above.

X.    OTHER PLAN INFORMATION.

A.    Ending Date for Plan’s Fiscal Year.

The date of the end of the year for the purposes of maintaining the Plan’s fiscal records is the calendar year.

B.    Agent for the Service of Legal Process.

The agent for the service of legal process with respect to the Plan is the Company’s General Counsel, C/O Compensation, Nordstrom, Inc., PO Box 12338, Seattle Washington 98111-9100. The service of legal process may also be made on the Plan by serving the Plan Administrator.

XI.    EMPLOYMENT STATUS.

This Plan in no way alters the relationship between an Eligible Employee and the Company as one of at-will employment.

XII.    EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of December 31, 2019 the Company has caused its authorized representative to execute the same this _____ day of _______, 2019.

NORDSTROM, INC.

By:
Its: Chief Human Resources Officer

Nordstrom Executive Severance Plan
Schedule of Benefits
Effective December 31, 2019

Management Level	Cash Severance Pay	Period of Medical/Dental Premium Assistance*	Outplacement Services
Section 16 Officers on the Executive Team	24 months of base pay	12 months	6 months
Section 16 Officers not on the Executive Team	18 months of base pay	12 months	6 months

*A Participant will not be entitled to premium assistance benefits if he/she is eligible to participate in the Company’s Retiree Medical Plan.